Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
Nanosphere Announces Fourth Quarter 2009 Results
NORTHBROOK, Ill., February 24, 2010 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the fourth quarter and year ended December 31, 2009.
Revenues for full year of 2009 were $2.2 million compared to $1.4 million for 2008. Product sales were $1.1 million for fiscal 2009 as compared to $1.0 million for fiscal 2008. Fiscal 2009 revenues included $1.0 million of service revenue related primarily to the assay development contracts with a major pharmaceutical company. Cash at the end of the 2009 was $76.7 million.
“Through menu expansion and greater applicability of our Verigene System, Nanosphere is building a global molecular diagnostics company along with shareholder value,” said William Moffitt, Nanosphere’s president and chief executive officer.
Mr. Moffitt added, “Having launched the Verigene SP with sample-to-result functionality and our first infectious disease assay, a respiratory virus panel, we are now serving hospital laboratory testing needs more broadly.”
Total revenue for the fourth quarter was $828,000 compared with total revenue of $313,000 for the fourth quarter 2008 and $729,000 in the third quarter of 2009. Net loss for the fourth quarter was $9.1 million as compared to $9.4 million for the fourth quarter of 2008.
For 2009, research and development expenses declined to $18.6 million from $23.7 million in the 2008. The $5.1 million decrease in research and development expenses was driven primarily by the completion of the initial development of the Verigene SP and cash conservation measures. For the fourth quarter of 2009, research and development expenses decreased to $4.8 million from $6.0 million in the fourth quarter of 2008.
Sales, general and administrative expenses increased slightly to $14.5 million in 2009 compared to $13.6 million in 2008. The SG&A increase was due primarily to increased expenses for Nanosphere’s FAST-TRAC clinical trial for its cardiac troponin assay in 2009 that was largely offset by a decrease in costs from completion of initial implementation of the company’s Sarbanes-Oxley compliance program in 2008. For the fourth quarter of 2009, sales, general and administrative expenses increased to $4.1 million from $3.1 million in the same period of 2008.

The company will hold an investor conference call and webcast on Wednesday, February 24 at 5:00 p.m. EST. The teleconference can be accessed by dialing 888.713.4214 (U.S./Canada) or 617.213.4866 (international), participant code 21645252. For web access go to the Investor Relations tab on the Nanosphere website: www.nanosphere.us.
A replay will be available through March 3 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 29432545, or at www.nanosphere.us.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors:	Media:
Nanosphere, Inc.	The Torrenzano Group
Roger Moody, 847-400-9021	Ed Orgon, 212-681-1700
Chief Financial Officer	ed@torrenzano.com
rmoody@nanosphere.us

Nanosphere, Inc.
Statements of Operations

	Years Ended December 31,
	2009	2008	2007
REVENUE:
Grant and contract revenue	$1,089,890	$346,070	$1,056,874
Product sales	1,124,213	1,020,662	110,490

Total revenue	2,214,103	1,366,732	1,167,364
COSTS AND EXPENSES:
Cost of sales	2,175,281	1,464,066	86,349
Research and development	18,607,921	23,675,138	21,445,994
Sales, general, and administrative	14,471,973	13,615,322	13,443,304

Total costs and expenses	35,255,175	38,754,526	34,975,647

Loss from operations	(33,041,072)	(37,387,794)	(33,808,283)
OTHER INCOME (EXPENSE):
Change in fair value of convertible derivative liability	—	—	(14,860,901)
Change in fair value of preferred stock warrants	—	—	(4,414,207)
Foreign exchange loss	(4,207)	(23,691)	(52,362)
Interest expense	(1,257,445)	(2,080,629)	(1,977,619)
Interest income	354,071	2,450,118	1,914,188

Total other income (expense)	(907,581)	345,798	(19,390,901)

NET LOSS	(33,948,653)	(37,041,996)	(53,199,184)
Accumulated convertible preferred stock dividends	—	—	(5,476,287)
Convertible preferred stock redemption value adjustment	—	—	(608,940)

NET LOSS ATTRIBUTABLE TO COMMON STOCK	$(33,948,653)	$(37,041,996)	$(59,284,411)

Net loss per common share — basic and diluted	$(1.46)	$(1.67)	$(14.18)
Weighted average number of common shares outstanding — basic and diluted	23,301,764	22,213,164	4,180,979

Nanosphere, Inc.
Condensed Balance Sheets

	December 31,	December 31,
	2009	2008
Cash and cash equivalents	$76,689,279	$75,356,960
Other current assets	4,050,278	2,672,954

Total current assets	80,739,557	78,029,914
Net property and equipment	6,144,555	7,294,224
Intangible assets — net of accumulated amortization	1,709,842	1,443,582
Other assets	75,000	128,190

Total assets	$88,668,954	$86,895,910

Current liabilities	9,586,956	9,002,665
Long term liabilities	—	3,352,137
Total stockholders’ equity	79,081,998	74,541,108

Total liabilities and stockholders’ equity	$88,668,954	$86,895,910

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